ADMINISTRATION AGREEMENT

ADMINISTRATION  AGREEMENT,  made this day of  February,  2000,  between  Webster
Investment   Management  Company,  LLC  ("Webster")  and  Garzarelli  Investment
Management, LLC ("Garzarelli").

                              W I T N E S S E T H:

WHEREAS, Webster is the Investment Adviser to Forward Funds, Inc. (the "Company"), an open-end investment management company registered under the Investment Company Act of 1940, as amended; and WHEREAS, Webster, with the approval of the Directors of the Company, has retained Garzarelli as sub-adviser to make the day-to-day investment decisions with respect to the Garzarelli U.S. Equity Fund (the "Fund"), a portfolio of the Company; and WHEREAS, Garzarelli desires to retain Webster for certain administrative services and Webster is willing to furnish such administrative services on the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties agree as follows:

Garzarelli hereby appoints Webster to provide the services set forth below, for the period and on the terms set forth in this Agreement. Webster hereby accepts such appointment and agrees during such period to render the services herein described and to assume the obligations set forth herein, for the compensation herein provided.

Webster shall provide office facilities and personnel adequate to perform the following services for Garzarelli:

         (a) assist in the maintenance of such books and records with respect to Garzarelli's services to the Fund as are required by Section 31 of the Investment Company Act of 1940, and the rules adopted thereunder, and by other applicable legal provisions, and preservation of such records for the periods and in the manner required by that Section, and the rules adopted thereunder;

         (b)      assist in the  furnishing  of any  information  or  reports to
                  regulatory   authorities  in  connection   with   Garzarelli's
                  services to the Fund;

         (c) assist in the furnishing of whatever statistical information that the Company may reasonably request with respect to the Fund's assets or contemplated investments;

         (d) assist with the preparation of materials in connection with Garzarelli's services to the Fund required for inclusion in the Board Books for the Company's Board of Directors meetings; and

         (e) assist in the preparation of the Company's Registration Statement or other filings in connection with Garzarelli's services to the Fund.

All services to be furnished by Webster under this Agreement may be furnished through the medium of any of its directors, officers or employees, or any other agents.

Garzarelli will pay Webster a fee at the annual rate of 0.15% of the average daily net assets of the Fund, payable at the end of each calendar month.

Webster assumes no responsibility under this Agreement other than to render the services called for hereunder.

Webster shall not be liable for any error of judgment or for any loss suffered by Garzarelli in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of, or from reckless disregard by it of its obligations and duties under this Agreement.

This Agreement shall remain in full force and effect until ______ years from __________, 2000.

This Agreement may be terminated by Garzarelli at any time on sixty (60) days' written notice without payment of penalty.

Any  notice  or  other  communication  required  to  be  given  pursuant to this
         Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to Webster at 433 California Street, Suite 1010, San Francisco, California 94104 or (2) to Garzarelli at 2010 Main Street, Suite 1225, Irvine, CA 92614.

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This Agreement shall be governed by and  construed in  accordance  with the laws of the State of Maryland.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                 WEBSTER INVESTMENT MANAGEMENT COMPANY, LLC.


                                 By:  ____________________________________



                                 GARZARELLI INVESTMENT MANAGEMENT, LLC.


                                 By:  ____________________________________